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Principal                                                    Principal Life
  Financial                                                  Insurance Company
  Group


December 29, 2003



Mr. Ralph C. Eucher, President
Principal Investors Fund, Inc.
Principal Financial Group
Des Moines, IA 50392-2080


Dear Mr. Eucher

Principal Life Insurance Company intends to purchase the following shares (the "Shares"):

     Partners International Fund........................1,000,000 shares
     Partners MidCap Growth Fund I........................500,000 shares
     Partners MidCap Value Fund I.........................500,000 shares

Each share has a par value of $.01 and a price of $10.00 per share. In connection with such purchase, Principal Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.


                                            PRINCIPAL LIFE INSURANCE COMPANY

                                               /s/Michael D. Roughton
                                            BY ________________________________
                                                Michael D. Roughton
                                                Senior Counsel